Exhibit 10.9

Indemnification Agreement

as of — 2014

between

Auris Medical Holding AG

[Address]

(the “Company”)

and

[Name]

[Address]

(the “Indemnitee”)

(collectively the “Parties”)

WHEREAS

A.	The Indemnitee has been appointed as member of the board of directors (a “Director”) or an member of the executive management (an “Officer”) of Auris Medical Holding AG, a company constituted in accordance with Swiss Law, having its corporate seat in Zug;

B.	Auris Medical Holding AG is the parent company of a development stage biopharmaceutical group, and its shares are listed on the Nasdaq Global Select Market in the USA;

C.	The Indemnitee is exposed to litigation risks arising from claims that may be brought against him in connection with his function as a Director or Officer;

D.	The articles of association of the Company provide that the Company shall indemnify and advance expenses to all Directors and Officers in the manner set forth therein and to the fullest extent permitted by applicable law,;

E.	It is reasonable, prudent and necessary for the Company, in due consideration of the risks related to its activity and its position as a US stock-exchange listed company, to obligate itself in this indemnification agreement (the “Agreement”) to contractually indemnify persons serving as Directors or Officers to the fullest extent permitted by the articles of association of the Company and the applicable law so that they will serve, or continue to serve, in such capacity free from undue concern that they will not be so indemnified.

NOW, THEREFORE, the Company and the Indemnitee hereby agree as follows:

1.	Third Party Proceedings

In connection with any threatened, pending or completed action, suit, proceeding or alternative dispute resolution mechanism, or any inquiry, hearing or investigation whether conducted by the Company or any other party, whether civil, criminal, administrative, investigative or other and whether formal or informal except for one initiated by the Indemnitee to enforce the Indemnitee’s rights under the Agreement (a “Claim”) involving the Indemnitee, the Company shall indemnify the Indemnitee if:

(a)	he was or is a party or is threatened to be made a party to any Claim by reason of the fact that he is or was a Director or an Officer or a member of the board of directors or the executive management of a direct or indirect subsidiary of the Company (an “Affiliate”); and

(b)	he is a party or is threatened to be made a party to any Claim by reason of the fact that he is or was an employee, agent or consultant of the Company or an Affiliate, or is or was serving at the request of the Company as a member of the board of directors or the executive management, employee, consultant, agent of, or participant in, another corporation, partnership, joint venture, trust or other enterprise, against any attorneys’ fees, court and administrative fees or charges as well as all other costs, fees, expenses, related taxes and obligations of any nature whatsoever paid or incurred in connection with investigating, defending, being a witness in or participating in (including appeal), or preparing to defend, be a witness in or participate in any Claim, judgments, fines, and amounts paid in connection with a settlement incurred by the Indemnitee in connection with such Claim (the “Expenses”).

2.	Proceeding in the Right of the Company

The Company shall indemnify the Indemnitee against any Expenses if the Indemnitee was or is a party or is threatened to be made a party to any Claim by or in the right of the Company to procure a judgment in the favor of the Company by reason of the fact that the Indemnitee is or was a Director, Officer, employee, consultant or agent of the Company or its Affiliates or is or was serving at the request of the Company as a Director, Officer, employee, consultant or agent of, or participant in, another corporation, partnership, joint venture, trust, or other enterprise.

3.	No Indemnification

3.1	Clauses 1 and 2 above shall not apply, and any advanced Expenses shall be reimbursed by the Indemnitee to the Company if:

(a)	a competent court holds the Indemnitee to be liable and concludes that the relevant actions or omissions giving rise to the Claim constitute an intentional or grossly negligent breach of the duties of the Indemnitee under applicable law or under his terms of office or agreements with the Company; or

(b)	absent a judgment by a competent court as set forth under Clause 3.1(a) above, it is prima facie apparent that the relevant actions or omissions giving rise to the Claim constitute an intentional or grossly negligent breach of the duties of the Indemnitee under applicable law or under his terms of office or agreements with the Company.

3.2	A majority vote of the Directors who are not and were not party to the Claim in respect of which indemnification is sought by the Indemnitee (the “Disinterested Directors”) shall determine whether it is prima facie apparent – pursuant to Clause 3.1(b) – that the relevant actions or omissions giving rise to the Claim, constitute an intentional or grossly negligent breach of the duties of the Indemnitee. If the Directors are unable to do so, the matter shall be referred to a partner of a Swiss law firm appointed by the Directors who has not been involved in any respect in such matter and who has not advised the Company or any party involved in the Claim.

4.	Nonexclusivity

4.1.	The Agreement shall supplement the Indemnitee’s terms of office and employment agreement with the Company as separately agreed with the Company.

4.2.	The Agreement shall not limit the Indemnitee’s reimbursement rights provided under statutory law, including, but not limited to, his rights provided under article 402 of the Swiss Code of Obligations, as applicable.

5.	Indemnification Procedure

5.1	Should the Indemnitee become aware of any Claim which could give rise to any entitlements under the Agreement, the Indemnitee shall:

(a)	as promptly as practicable (but in no event later than 15 business days of becoming so aware), notify the Company in writing of the existence of such a Claim, giving reasonable details relating to the Claim, including the person(s) making (or threatening to make) the respective Claim, the circumstances leading to such a Claim, the cause of action for the Claim and the possible costs associated with the Claim;

(b)	give to the Company and its professional advisers information and access to premises, documents and records as the Company may reasonably request, except where such access would result in a loss of privilege, or would be adverse to the Indemnitee’s interests or where the Indemnitee is prevented by law from providing such access. In this connection, the Company shall be entitled to require the Indemnitee to take such actions and give such information and assistance in order to avoid, mitigate, settle or defend the Claim as the Company may reasonably request;

(c)	allow the Company upon its request, and following consultation with the Indemnitee, to conduct such actions as the Company may deem appropriate in connection with any such Claim (including assuming the defense of such Claim). In this connection, the Indemnitee shall give to the Company all assistance as the Company may reasonably require in the conduct of such actions (except in cases where taking such action is adverse to his legitimate interests);

(d)	make no admission of liability or enter into settlement discussions with any person in relation to any Claim without the prior written consent of the Company (which shall not be unreasonably withheld); and

(e)	take all reasonable actions to mitigate any potential loss which may incur as a result of a Claim.

5.2	The Company shall be entitled to settle any Claim but shall not do so before notifying the Indemnitee of its intention and consulting with the Indemnitee as to the terms of the proposed settlement. The Company shall not settle any Claim where the terms of the settlement would impose any costs, expense, loss liability, damage, penalty or limitation on the Indemnitee without the Indemnitee’s prior written consent. The Indemnitee and the Company shall take all actions as may be necessary or advisable to effect such a settlement.

5.3	Notwithstanding the foregoing, the Indemnitee and the Company shall take all actions as may be required to comply with the terms of any policy of a directors’ and officers’ liability insurance pursuant to Clause 6.

5.4	Notwithstanding any provision of the Agreement to the contrary, and subject to reimbursement pursuant to Clause 3, the Company shall advance any Expenses actually and reasonably incurred by the Indemnitee in connection with any Claim pursuant to Clause 1 and 2 of the Agreement within 30 calendar days after the receipt by the Company of each statement requesting such advance from time to time, whether prior to or after final disposition of any Claim. Advances shall be unsecured and interest free.

6.	Liability Insurance

6.1	To the extent the Company maintains an insurance policy or policies providing directors’ and officers’ liability insurance, the Indemnitee shall be covered by such policy or policies in accordance with its or their terms to the maximum extent of the coverage available for any Director or Officer.

6.2	If, at the time the Company receives notice from any source of a Claim as to which the Indemnitee is a party or a participant (as a witness or otherwise), the Company has director and officer liability insurance in effect, the Company shall give prompt notice of such proceeding to the insurers in accordance with the procedures set forth in the respective policies. The Company shall thereafter take all necessary or desirable action to cause such insurers to pay, on behalf of the Indemnitee, all amounts payable as a result of such Claim in accordance with the terms of such policies.

6.3	The Company shall indemnify the Indemnitee for Expenses incurred by Indemnitee in connection with any successful action brought by Indemnitee for recovery under any insurance policy referred to in this Clause 6 and shall advance to the Indemnitee any Expenses actually and reasonably incurred by the Indemnitee in connection with such action.

7.	Subrogation

In the event of payment under the Agreement, the Company shall be subrogated to the extent of such payment to all of the rights of recovery of the Indemnitee, who shall execute all papers required and shall do everything that may be necessary to secure such rights, including the execution of such documents necessary to enable the Company effectively to bring suit to enforce such rights.

8.	No Duplication of Payments

The Company shall not be liable under the Agreement to make any payment in connection with any Claim made against the Indemnitee to the extent the Indemnitee has otherwise actually received payment (under insurance policy or otherwise) of the amounts otherwise indemnifiable hereunder.

9.	Binding Effect

The Agreement shall be binding upon and inure to the benefit of and be enforceable by the Parties hereto and their respective successors, assigns, including any direct or indirect successor by purchase, merger, amalgamation, consolidation or otherwise to all or substantially all of the business or assets of the Company, spouse, heirs, and personal and legal representatives. The Agreement shall continue in effect regardless of whether Indemnitee continues to serve as a Director or Officer of the Company or of any other legal entity at the board of directors’ request.

10.	Amendments

The Agreement may only be modified or amended by a document signed by all Parties. Any provision contained in the Agreement may only be waived by a document signed by the party waiving such provision.

11.	Severability

If any part or provision of the Agreement or the application of any such part or provision to any person or circumstance shall be held to be invalid, illegal or unenforceable on any respect by any competent arbitral tribunal, court, governmental or administrative authority, (a) such invalidity, illegality or unenforceability shall not affect any other part or provision of the Agreement or the application of such part or provision to any other person or circumstances, and (b) the Parties shall endeavor to negotiate a substitute provision that best reflects the economic intentions of the Parties without being invalid, illegal or unenforceable, and shall execute all agreements and documents required in this connection

12.	Applicable Law and Jurisdiction

12.1	The Agreement shall be governed by and construed in accordance with the substantive laws of Switzerland.

12.2	All disputes arising out of or in connection with the Agreement, including disputes on its conclusion, binding effect, amendment and termination, shall be resolved exclusively by the courts of the city of Zug.

Signatories:

Auris Medical Holding AG:

Name: Function:	Name: Function:

Signature:	Signature:

[Name of Indemnitee]:

Name: Function:

Signature: